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                                                                    EXHIBIT 99.2


(NORTHERN BORDER PARTNERS, L.P. LOGO)           NEWS
                                                RELEASE     13710 FNB Parkway
                                                            Omaha, NE 68154-5200

                                                For Further Information
                                                Contact:

                                                Media Contact:
                                                Beth Jensen
                                                (402) 492-3400

                                                Investor Contacts:
                                                Ellen Konsdorf
                                                Jan Pelzer
                                                (877) 208-7318


NORTHERN BORDER PARTNERS, L.P. COMPLETES

PURCHASE OF INTERESTS IN GUARDIAN PIPELINE, L.L.C.

FOR IMMEDIATE RELEASE:  Monday, May 1, 2006

         OMAHA, NEB. -- Northern Border Partners, L.P. (NYSE: NBP) announced today that it completed its previously announced purchase of the additional 66 2/3 percent interests in Guardian Pipeline, L.L.C. (Guardian) for approximately $77 million. Wisconsin Energy Corporation (NYSE: WEC) and a subsidiary of WPS Resources Corporation (NYSE: WPS) each held 33 1/3 percent interest in the pipeline. Northern Border Partners, through its subsidiaries, now owns 100 percent of Guardian.

         Guardian Pipeline is a 143-mile interstate natural gas pipeline system that began service in December 2002. It has the capacity to transport 750,000 dekatherms per day (Dth/d) of natural gas from Joliet, Ill., to Ixonia, Wisc.

         "Completion of this acquisition adds a number of strategic benefits to the partnership, including additional fee-based revenue under long-term contracts," said David Kyle, chairman and chief executive officer of Northern Border Partners.

         As a result of the acquisition, Guardian's financial results now will be consolidated and reported in the Partnership's interstate pipeline segment instead of reflected as an equity investment in an unconsolidated affiliate.

         On February 7, 2006, Guardian announced that it will expand and extend the existing pipeline approximately 106 miles from Ixonia to the Green Bay area, bringing much-needed new pipeline infrastructure to eastern Wisconsin. The expansion and extension project, referred to as Guardian II, would bring an additional 537,200 Dth/d of capacity to eastern Wisconsin. Capital

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costs are estimated to range between $220 million and $240 million, and construction would begin after approval by the Federal Energy Regulatory Commission, which is expected in late 2007. The project is targeted for completion in November 2008. The partnership is currently engaged in the FERC's pre-filing process for the project and anticipates filing an application with the FERC this fall.

         Northern Border Partners, L.P. is a publicly traded partnership that owns and operates: natural gas gathering and processing facilities; natural gas liquids gathering, fractionation, transportation and storage; and inter- and intra-state natural gas pipelines. Its general partner is ONEOK, Inc., a diversified energy company, which owns 45.7 percent of the partnership. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. More information may be found at http://www.northernborderpartners.com.


This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: timely receipt of right-of-way, regulatory clearances and approval for the expansion project; our ability to promptly obtain all necessary materials and supplies required for construction; timely completion of construction; competitive conditions in the overall natural gas market; performance of contractual obligations by the shippers; and our ability to control operating costs.

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